POLICY NUMBER:  [VP99999990]

POLICY SPECIFICATIONS

Base Policy:	Flexible Premium Variable Universal Life Insurance with Indexed Option(s)
Policy Date:	[May 1, 2020]
Insured:	[JOHN DOE]
Owner:	[JOHN DOE]
[State Department of Insurance:	(XXX) XXX-XXXX]

Premiums

Planned [Annual] Premium:	$[2,747.25]
7 Pay Premium:	$[3,039.58]
[Guideline Single Premium:	$[16,645.08]]
[Guideline Level Premium:	$[1,327.36]]
[Premium Band:	$[61.90]]
Minimum* Premium Payment:	$[50.00]

* Unless a lower premium payment is required to keep the Policy In Force.

Premium Type

Basic Premium:	This is equal to all premium paid in a policy year, except for any Internal Premium.
[Surplus Premium:	This is equal to Basic Premium paid in a policy year that exceeds the Premium Band.]
Internal Premium:	This is equal to any premium that is received from a replacement or a conversion of an existing Pacific Life policy.

Premium Load Rate

Maximum Basic Premium Load Rate:	[6.90]%
[Maximum Surplus Premium Load Rate:]	[20.00]%
Maximum Internal Premium Load Rate:	[6.90]%

Face Amount Adjustments

Maximum Fee per Evaluation of Insurability:	$[100.00]
Minimum Basic Face Amount Following Requested Decrease:	$[1,000.00]

Withdrawal Conditions

Maximum Fee for Each Withdrawal:	$[25.00]
Minimum Amount of Each Withdrawal:	$[200.00]
Minimum Net Cash Surrender Value Remaining After Withdrawal:	$[500.00]
Minimum Basic Face Amount After Withdrawal:	$[1,000.00]

ICC20 S20ADM

Monthly Deduction Factors

Monthly Deduction End Date:	[May 1, 2105]
Administrative Charge Per Month:	$[10.00]
Maximum Monthly Asset Charge Rate:	[0.03% (equivalent to 0.36% annually)]

Accounts

Account Addition Method:

[Account Additions will be added to the Investment Options under the Policy according to the Payment Instructions on file, except for:

•                  Additional Credits attributed to the Fixed Options will be added proportionately to the Fixed Options;

•                  Additional Credits attributed to the Variable Options will be added proportionately to the Variable Options.]

Account Addition Factors:

[Premium payments;]

[Loan repayments;]

[Any Additional Credits;]

[Monthly Deductions or other policy credits (excluding any interest credits) that increase the Accumulated Value under the policy; and]

[Credits under certain riders, if any, which increase the Accumulated Value under the policy.]

Account Deduction Method:

[Account Deductions reduce the Investment Options under the Policy and will be taken proportionately from the Fixed Account Value and the Variable Account Value until each have been reduced to zero.  Any remaining deductions will be taken proportionate to each Segment Value across all segments in Indexed Accounts.]

Account Deduction Factors:

[Monthly Deductions that reduce the Accumulated Value under the policy;]

[Any Withdrawal from the policy, including any Withdrawal Fee;]

[Standard Policy Loans;]

[Any distribution in order to maintain tax qualification under Code Section 7702 (see Tax Qualification as Life Insurance) or to maintain the policy as a non-MEC under Code Section 7702A (see Modified Endowment Contract Tax Status);]

[Payments, charges and fees under certain riders, if any; and]

[Any charge, fee, or distribution that reduces the policy’s Accumulated Value.]

Indexed Account Segment Start Dates:	The [15th] Day of Each Calendar Month

(See Indexed Fixed Options Section For Additional Information)

Cut-Off Date:	[[4:00] p.m. Eastern time] of the Cut-Off Date, which is [two] Business Days prior to the Segment Start Date.

Additional Credit

At our discretion, on a non-guaranteed basis, we may credit the Accumulated Value with an additional amount. The additional amount, if any, will be credited no less frequently than annually.  We determine any Additional Credit by calculating an additional credit factor.  The factor will be used to calculate a Fixed Account Additional Credit, Variable Account Additional Credit and an Indexed Account Additional Credit Factor.  Any Fixed Account Additional Credit and Variable Account Additional Credit will be credited [as an Account Addition].  Any Indexed Account Additional Credit Factor will be used to calculate the Segment Indexed Interest. Once credited, any additional amount attributable to the Additional Credit is nonforfeitable except indirectly due to any

Surrender Charge.

Loan Account Value

Minimum Loan Amount:	$[200.00]

Guaranteed Annual Loan Account Credit Interest Rate:	[1.00]%

Maximum Annual Loan Account Charge Interest Rate:	[1.25]%

Interest Calculation Method:	[Simple]

Basis of Values Conditions

Guaranteed Interest Rate for Fixed Options:	[1.00]% Annually. Any excess interest declared by us will be guaranteed for one year.

Basis of Value Mortality Table:

2017 CSO Mortality Tables adopted by the NAIC on April 6, 2016, ultimate only, age nearest birthday, composite (not smoker distinct), sex distinct with 80% male and 20% female blend for unisex, capped at 0.083333 per month.

Transfers Between Accounts

Minimum Transfer Amount:	$500

Remaining Balance Amount:	$500

Excess Transfer Charge:	$25 for each transfer exceeding 12 per policy year

Variable Options to Fixed LT Transfer Period:	12 Months

Fixed to Variable Options or Fixed LT Transfer Period:	12 Months

Transfers From the Fixed Account Conditions:

You may transfer from the Fixed Account one time during any twelve month period.  Such transfer may be made into the Variable Options, the Fixed LT Account, or into both, subject to the following limits:

1.              You may transfer up to 100% of the value in the Fixed Account to the Fixed LT Account.

2.              You may transfer from the Fixed Account to the Variable Options the lesser of:

a.              100% of the value in the Fixed Account; or

b.              The greater of:

•                  $5,000;

•                  25% of the Accumulated Value in the Fixed Account and the Indexed Accounts. This amount will be taken from the Fixed Account only and cannot exceed the Fixed Account Value; or

•                  The total amount transferred in the prior Policy year from the Fixed Account to the Variable Options.

Transfers From the Fixed LT Account Conditions:

You may transfer from the Fixed LT Account one time during any twelve month period. Such transfer may be made into the Variable Options, the Fixed Account, or into both. Transfer is limited to the greater of:

1.              $5,000;

2.              10% of the Accumulated Value in the Fixed LT Account; or

3.              The total amount transferred in the prior Policy year from the Fixed LT Account to either the Fixed Account or the Variable Options.

Allocations to the Fixed Options Limitations:

Aggregate allocations to the Fixed Options are limited during the most recent 12 months for all policies in which you have any ownership interest or to which payments are made by a single payor, to $1,000,000.

[Allocations to the Indexed Fixed Options Limitations:	We reserve the right to limit transfers and/or allocations to the Indexed Fixed Options to no more than [75%] of your Policy’s total Accumulated Value.]

Reinstatement Conditions

Reinstatement Period:	3 Years

Suicide Exclusion

Suicide Exclusion Period:	2 Years from Policy Date

Juvenile Insured Conditions

Juvenile Insured Age:	Age [18]

Post-Juvenile Risk Class:	[Standard Smoker]

Available Death Benefit Options

Option A:

When elected, the Death Benefit equals the Total Face Amount. When this Death Benefit Option is In Effect, taking a withdrawal may decrease the Total Face Amount as described in the Withdrawals provision of the Policy.

[Option B:

When elected, the Death Benefit equals the Total Face Amount plus the Accumulated Value. When this Death Benefit Option is In Effect, taking a Withdrawal does not reduce the Total Face Amount, but rather, reduces the Accumulated Value, which has the effect of reducing the Death Benefit that would be payable.]

[Option C:

When elected, the Death Benefit equals the Total Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution that reduces the Accumulated Value, provided that such result is limited to the amount shown as the “Option C Death Benefit Limit”. When this Death Benefit Option is In Effect, taking a withdrawal does not reduce the Total Face Amount, but rather increases the sum of the withdrawals, which has the effect of reducing the Death Benefit. For the purpose of Death Benefit Option C calculations, Accelerated Death Benefits are not considered distributions. Under this option, the Death Benefit may be less than the Total Face Amount.]

Death Benefit Qualification Test

Death Benefit Qualification Test in Effect:	[Cash Value Accumulation Test] [Guideline Premium Test]

Death Benefit Elements

Net Amount At Risk Factor:	[1.0008295]

Death Benefit Option In Effect:	[A]

[Option C Death Benefit Limit:	$[XX,XXX,XXX*] *In the event that the Death Benefit Option is changed from Option C to Option A or B, the Option C Death Benefit Limit will no longer apply to this Policy.]

Permitted Death Benefit Option Change(s):	[The Death Benefit Option may be changed to Option A or B. Changes from either Option A or B to Option C are not permitted.]

Illustration Conditions

Maximum Fee for Illustration Requests Per Policy Year:	$[25.00]

[Distribution Program

[Systematic Distribution Program:

This is a program of periodic distribution of Policy values that we designate as a Systematic Distribution Program. We reserve the right to discontinue such a program at any time. The program includes periodic distribution to you of a portion of the Policy’s Accumulated Value through Policy loans and Withdrawals while the Insured is alive and the Policy is In Force. A Lockout Period (see Lockout Period) will not begin as a result of a Policy loan or Withdrawal that is distributed to you as a result of this program. Before entering into any such program, consult with your Producer/Representative and your tax advisor as distributions may have tax ramifications.]]

Summary Of Coverages Effective On The Policy Date

P19VUL	Basic Life Coverage [(Guaranteed Issue)]
S20ADM
	Face Amount:	[$100,000]
	Insured:	[JOHN DOE]
	Sex and Age:	[Male 35]
	Risk Class:	[Standard Nonsmoker]

[Maximum Surrender Charge Effective at

Beginning of Coverage Year [(Guaranteed Issue)]

Insured:	[John Doe]

[Maximum Surrender Charges are reduced by 1/12 of the Reduction Factor on each Monthly Payment Date.]

Coverage Year	Surrender Charge	Reduction Factor
[1	$741.60	$0.00
2	741.60	370.80
3	370.80	37.20
4	333.60	37.20
5	296.40	37.20
6	259.20	37.20
7	222.00	37.20
8	184.80	37.20
9	147.60	74.40
10	73.20	73.20
11+	0	0	]

[Note: From time to time, we may provide for a reduction of surrender charges on certain internal exchanges.]]

Table of Cost of Insurance (COI) Rates

for Basic Life Coverage [(Guaranteed Issue)]

Insured:	[John Doe]

Maximum Monthly Cost of Insurance Rates Per $1000.00 of Net Amount at Risk Applicable to this Coverage.

Policy Year	COI Rate	Policy Year	COI Rate	Policy Year	COI Rate
[1	0.11420	30	0.80520	59	20.24350
2	0.12510	31	0.89100	60	21.89610
3	0.13510	32	0.98280	61	23.37870
4	0.14680	33	1.07970	62	25.34290
5	0.15850	34	1.18520	63	27.50320
6	0.17180	35	1.30350	64	29.93860
7	0.18440	36	1.44140	65	32.62170
8	0.19520	37	1.60490	66	35.52070
9	0.20020	38	1.79600	67	38.34190
10	0.20610	39	2.01720	68	41.25060
11	0.21190	40	2.26640	69	44.19530
12	0.21780	41	2.54020	70	47.11980
13	0.22280	42	2.83630	71	49.95900
14	0.22860	43	3.15590	72	52.64660
15	0.23450	44	3.50430	73	56.64960
16	0.24450	45	3.89660	74	61.08170
17	0.25790	46	4.34480	75	66.01940
18	0.27370	47	4.86390	76	71.55390
19	0.29210	48	5.43720	77	77.81150
20	0.31300	49	6.15320	78	83.33330
21	0.33810	50	6.98110	79	83.33330
22	0.36660	51	7.94390	80	83.33330
23	0.39920	52	9.06070	81	83.33330
24	0.43600	53	10.33800	82	83.33330
25	0.47960	54	11.78270	83	83.33330
26	0.52900	55	13.34950	84	83.33330
27	0.58690	56	15.02480	85	83.33330
28	0.65150	57	16.75710	86	83.33330
29	0.72450	58	18.50020	87+	0]

Table of Maximum Monthly Coverage Charges

for Basic Life Coverage [(Guaranteed Issue)]

Insured:	[John Doe]

Policy Year	Coverage Charge	Policy Year	Coverage Charge	Policy Year	Coverage Charge
[1	$79.87	30	$79.87	59	$79.87
2	$79.87	31	$79.87	60	$79.87
3	$79.87	32	$79.87	61	$79.87
4	$79.87	33	$79.87	62	$79.87
5	$79.87	34	$79.87	63	$79.87
6	$79.87	35	$79.87	64	$79.87
7	$79.87	36	$79.87	65	$79.87
8	$79.87	37	$79.87	66	$79.87
9	$79.87	38	$79.87	67	$79.87
10	$79.87	39	$79.87	68	$79.87
11	$79.87	40	$79.87	69	$79.87
12	$79.87	41	$79.87	70	$79.87
13	$79.87	42	$79.87	71	$79.87
14	$79.87	43	$79.87	72	$79.87
15	$79.87	44	$79.87	73	$79.87
16	$79.87	45	$79.87	74	$79.87
17	$79.87	46	$79.87	75	$79.87
18	$79.87	47	$79.87	76	$79.87
19	$79.87	48	$79.87	77	$79.87
20	$79.87	49	$79.87	78	$79.87
21	$79.87	50	$79.87	79	$79.87
22	$79.87	51	$79.87	80	$79.87
23	$79.87	52	$79.87	81	$79.87
24	$79.87	53	$79.87	82	$79.87
25	$79.87	54	$79.87	83	$79.87
26	$79.87	55	$79.87	84	$79.87
27	$79.87	56	$79.87	85	$79.87
28	$79.87	57	$79.87	86	$79.87
29	$79.87	58	$79.87	87+	$0.00	]

[Table of Minimum Death Benefit Percentages — Cash Value Accumulation Test

Applicable on the Policy Date

Insured:	[John Doe]

Policy Year	Minimum Death Benefit Percentage	Policy Year	Minimum Death Benefit Percentage	Policy Year	Minimum Death Benefit Percentage
[1	555%	23	257%	45	141%
2	508%	24	249%	46	138%
3	491%	25	241%	47	135%
4	475%	26	234%	48	132%
5	460%	27	226%	49	130%
6	445%	28	220%	50	127%
7	431%	29	213%	51	125%
8	418%	30	207%	52	123%
9	405%	31	201%	53	121%
10	392%	32	195%	54	120%
11	379%	33	190%	55	118%
12	367%	34	185%	56	117%
13	356%	35	180%	57	115%
14	344%	36	175%	58	114%
15	333%	37	170%	59	113%
16	322%	38	166%	60	112%
17	312%	39	162%	61	111%
18	302%	40	158%	62	110%
19	292%	41	154%	63	108%
20	283%	42	150%	64	106%
21	274%	43	147%	65	104%
22	265%	44	144%	66+	101%]]

[Table of Minimum Death Benefit Percentages — Guideline Premium Test

Applicable on the Policy Date

Insured:	[John Doe]

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage
[0-40	250%	50	185%	60	130%	70	115%
41	243%	51	178%	61	128%	71	113%
42	236%	52	171%	62	126%	72	111%
43	229%	53	164%	63	124%	73	109%
44	222%	54	157%	64	122%	74	107%
45	215%	55	150%	65	120%	75-90	105%
46	209%	56	146%	66	119%	91	104%
47	203%	57	142%	67	118%	92	103%
48	197%	58	138%	68	117%	93	102%
49	191%	59	134%	69	116%	94+	101%]]